Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Issued Canadian Patent for Oral Spray Delivery of Major Classes of Pharmaceuticals

FLEMINGTON, N.J., March 22, 2006 -- NovaDel Pharma Inc. (AMEX: NVD) today announced the issuance of a patent by the Canadian Patent Office covering the use of multiple classes of drugs in oral sprays.

Canadian Patent No. 2,252,050 covers a buccal aerosol spray composition for transmucosal administration of a pharmacologically acceptable non-polar solvent propellant selected from the group consisting of alkaloids, anti-histamines, steroid hormones, non-steroidal anti-inflammatories, analgesics, benzodiazepines and anti-depressants.

“This Canadian patent further strengthens NovaDel’s intellectual property position in the oral-spray administration of numerous classes of pharmaceuticals,” commented Jan Egberts, M.D., President and CEO of NovaDel. “We believe that the application of NovaDel’s technology to approved pharmaceutical compounds may provide significant benefits to patients through ease of use as a well as offer a rapid product development and registration strategy to our Company and its shareholders.”

NovaDel’s patent portfolio includes 143 issued and pending patent applications worldwide.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.:	Investor Contact:
Michael Spicer	Chris Erdman
Chief Financial Officer	MacDougall Biomedical Communications
(908) 782-3431 ext. 2550	(508) 647-0209 ext. 14